UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, #28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2006, Flextronics International Ltd. (the “Company”) and its wholly-owned subsidiary, Saras Software Systems Ltd., entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Software Development Group (“SDG”), an affiliate of Kohlberg Kravis Roberts & Co. (“KKR”), providing for the sale by the Company to SDG of certain subsidiaries engaged in the Company’s software development and solutions business, including the Company’s India-based subsidiary, Flextronics Software Systems Limited (formerly known as Hughes Software Systems Limited).

Under the terms of the Share Purchase Agreement, the Company will retain a 15% ownership interest in SDG and will receive (1) cash consideration equal to $650 million minus the stated amount of the 15% ownership interest, (2) cash balance amounts in excess of $10 million that are retained by the subsidiaries at closing and (3) an eight-year $250 million face value promissory note with a 10.5% paid-in-kind interest coupon. The purchase price is subject to a customary net working capital adjustment. The Company has made customary representations and warranties and covenants in the Share Purchase Agreement.

Completion of the transactions contemplated by the Share Purchase Agreement is subject to customary conditions, including antitrust approvals and SDG’s receipt of debt financing. SDG has obtained a debt financing commitment for the transactions contemplated by the Share Purchase Agreement, which also is subject to customary conditions. The Share Purchase Agreement contemplates that the parties will enter into a related shareholders agreement and transition services agreement at the closing of the transactions.

Merrill Lynch & Co. acted as financial advisor to the Company in connection with the transaction and rendered a fairness opinion to an independent committee of the Company’s Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company in the transaction. Banc of America Securities LLC also rendered a fairness opinion to the independent committee of the Company’s Board of Directors.

Michael E. Marks, who is Chairman of the Company’s Board of Directors, is also a member of KKR, which he joined on January 1, 2006 following his retirement as Chief Executive Officer of the Company.

The description of the Share Purchase Agreement set forth above is not complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Report on Form 8-K and incorporated by reference into this Item 1.01.

Cautionary Statement

A copy of the Share Purchase Agreement has been attached as an exhibit to this Report on Form 8-K to provide investors with information regarding its terms. Except for its status as a legal document governing the contractual rights among the Company, Saras Software Systems Ltd. and SDG in relation to the transactions described in this Item 1.01, the Share Purchase

Agreement is not intended to be a source of factual, business or operational information about the Company or its software development and solutions business.

The representations, warranties, covenants and agreements in the Share Purchase Agreement are made as of specific dates and are qualified and limited. Such representations, warranties, covenants and agreements have been negotiated by the Company and SDG for the purpose of allocating contractual risk between the respective parties, including where the parties do not have complete knowledge of all the facts, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors. Investors are not third-party beneficiaries under the Share Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are filed with this Report on Form 8-K:

Exhibit	Description

2.1*	Share Purchase Agreement, dated as of April 13, 2006, among Flextronics International Ltd., Software Development Group and Saras Software Systems Ltd.

*	Certain exhibits and schedules have been omitted. Flextronics International Ltd. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date:	April 19, 2006	By:	/s/ Thomas J. Smach
			Name:	Thomas J. Smach
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1*	Share Purchase Agreement, dated as of April 13, 2006, among Flextronics International Ltd., Software Development Group and Saras Software Systems Ltd.

*	Certain exhibits and schedules have been omitted. Flextronics International Ltd. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.